Exhibit (c)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Ellsworth Growth & Income Fund Ltd.’s Registration Statement on Form N-2 of our report dated November 26, 2024, relating to the financial statements and financial highlights, which appears in Ellsworth Growth & Income Fund Ltd.’s Annual Report on Form N-CSR for the period ended September 30, 2024. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ Tait Weller & Baker LLP

Philadelphia, Pennsylvania

December 5, 2024